Exhibit (a)(1)(F)

Supplement to Offer To Exchange

Shares of our Common Stock and Cash

for any and all of our issued and outstanding

9.75% Non-Cumulative Convertible Preferred Stock, Series B

and 9.00% Convertible Senior Notes due 2038

(CUSIP Nos. 55277J306 and 55276YAB2)

and

Notes Consent Solicitation

On June 1, 2010, MF Global Holdings Ltd. (the “Company”) commenced an offer to exchange shares of our common stock, $1.00 par value per share (the “Common Stock”), and cash for any and all of our issued and outstanding 9.75% Non-Cumulative Convertible Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”), and any and all of our issued and outstanding 9.00% Convertible Senior Notes due 2038 (the “Notes” and, together with the Series B Preferred Stock, the “Exchange Securities”), upon the terms and subject to the conditions described in the Offer to Exchange, dated June 1, 2010, as amended June 15, 2010 (the “Original Offer to Exchange”) and the accompanying letters of transmittal.

The Company, by this Supplement to the Original Offer to Exchange (this Supplement, together with the Original Offer to Exchange, the “Offer to Exchange”), amends and supplements the Original Offer to Exchange to increase the cash premium portion of the Offer Consideration applicable to the Series B Preferred Stock and the Notes and to extend the expiration date to 11:59 p.m., New York time, on Wednesday, July 14, 2010, the tenth business day after the date of this Supplement.

Holders who validly tender and do not validly withdraw their Exchange Securities prior to 11:59 p.m., New York City time, on Wednesday, July 14, 2010 (such date, the “expiration date”) will receive:

For each share of Series B Preferred Stock validly tendered and not validly withdrawn:

•	(i) a fixed number of shares of Common Stock equal to 9.5694 plus (ii) a cash premium equal to $44.50; and

•	an amount equal to, and in lieu of, accrued and unpaid dividends on such tendered share from May 15, 2010 up to, but not including, the settlement date, payable in cash.

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn:

•	(i) a fixed number of shares of Common Stock equal to 95.6938 plus (ii) a cash premium equal to $480.00; and

•	accrued and unpaid interest on such tendered Note from June 15, 2010 up to, but not including, the settlement date, payable in cash.

The exchange offer will expire at 11:59 p.m. on the expiration date, unless the exchange offer is extended or earlier terminated by the Company.

Holders that have previously tendered (and not withdrawn) their shares of Series B Preferred Stock or Notes are not required to take any further action to receive the Offer Consideration for their Exchange Securities accepted pursuant to the exchange offer.

As part of this exchange offer, we are also soliciting from the holders of the Notes their consent to the termination of the Replacement Capital Covenant we made for their benefit on July 18, 2008. Each holder who tenders Notes in the exchange offer will be deemed to have given such holder’s consent to the termination with respect to the tendered Notes, and such consent will be effective upon our acceptance of the tendered Notes in the offer, all as described under “Notes Consent Solicitation” in the Original Offer to Exchange.

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Exchange and the related letters of transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Exchange, the information and amendments set forth in this Supplemental shall control. Unless the context indicates otherwise, terms used in this Supplement and the Original Offer to Exchange have the meanings given to them in the Original Offer to Exchange.

Our Common Stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MF.” The closing price of our Common Stock on June 29, 2010 was $5.93 per share.

None of us, the exchange agent, the information agent or any other person is making any recommendation as to whether you should choose to tender your Exchange Securities in the exchange offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

June 30, 2010

As used in this Offer to Exchange, unless the context indicates otherwise, the terms “Company,” “we,” “our” and “us” refer to MF Global Holdings Ltd. and its subsidiaries.

We are responsible for the information contained or incorporated by reference in this Offer to Exchange. We have not authorized any other person to provide you with different or additional information, and we take no responsibility for other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this Offer to Exchange is accurate as of the date appearing on the front cover of this Offer to Exchange only. Our business, financial condition, results of operations and prospects may have changed since that date.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Sections 18(b)(1)(A) and 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. Similarly, although we are conducting the Notes consent solicitation as part of the exchange offer, we are not required to file a proxy statement with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or other person is engaged or authorized to solicit tenders in the exchange offer or to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. Our officers, directors and employees may solicit tenders from holders of our Series B Preferred Stock or our Notes and will answer inquiries concerning the Series B Preferred Stock and the Notes, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

ALL INQUIRIES CONCERNING THE EXCHANGE OFFER SHOULD BE DIRECTED TO OUR INFORMATION AGENT, AS INDICATED ON THE BACK COVER OF THIS OFFER TO EXCHANGE.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the exchange offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

All references to times of day (a.m. or p.m.) in this Offer to Exchange are to New York City time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Company hereby incorporates by reference into this Offer to Exchange the following documents that we have filed with the SEC (together with any other documents that may be incorporated by reference as provided herein, the “Incorporated Documents”):

•	Our Annual Report on Form 10-K for the year ended March 31, 2010;

•	Our Current Reports on Form 8-K filed on May 17, 2010, May 20, 2010 (Item 8.01 only), June 8, 2010, and June 30, 2010; and

•	Our Definitive Proxy Statement on Schedule 14A filed on June 1, 2010, as amended by Amendment No. 1 to the Definitive Proxy Statement filed on June 15, 2010.

In particular, we incorporate by reference our audited financial statements as of March 31, 2009 and 2010 and for our fiscal years ended March 31, 2008, 2009 and 2010, which are included in our Annual Report on Form 10-K listed above, beginning on page 91 of the Annual Report.

The information incorporated by reference into this Offer to Exchange is considered to be a part of this Offer to Exchange and should be read with the same care. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Exchange to the extent that a statement contained in this document (or in any later filed Incorporated Document) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. All information appearing in this Offer to Exchange is qualified in its entirety by the information in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified by reference to the provisions of such contract or other document. References herein to the Offer to Exchange include all Incorporated Documents as incorporated herein, unless the context otherwise requires.

We will provide without charge to each person, including any beneficial owner, to whom this Offer to Exchange is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this Offer to Exchange excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, NY 10022, telephone 1-800-596-0523, email investorrelations@mfglobal.com.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the exchange offer that occurs following the date of this Offer to Exchange.

AMENDMENT TO THE EXCHANGE OFFER

We have amended the exchange offer to increase the cash premium portion of the Offer Consideration, from $41.00 to $44.50 per share for the Series B Preferred Stock, and $445.00 to $480.00 per $1,000 principal amount for the Notes. Thus, if all the Exchange Securities are tendered and accepted in the exchange offer, the total amount of cash would pay in the exchange offer would be $165.2 million. See “Capitalization” below. The balance of the Offer Consideration, comprising a fixed number of shares of Common Stock, has not changed for either the Series B Preferred Stock or the Notes and is set forth on the cover of this Supplement. All other terms and conditions of the exchange offer remain unchanged, except that the expiration date for the offer has been extended to 11:59 p.m., New York City time, on Wednesday, July 14, 2010 (unless the exchange offer is further extended or earlier terminated by us).

We are continuing to conduct the Notes Consent Solicitation as part of the exchange offer with respect to the Notes. See “Notes Consent Solicitation” in the Original Offer to Exchange.

INFORMATION IN THE ORIGINAL OFFER TO EXCHANGE

The Original Offer to Exchange includes important information about the Company and the exchange offer that we have not repeated in this Supplement, and we urge you to read the Original Offer to Exchange as well as this Supplement carefully. Among other things, the Original Offer to Exchange includes information about risks associated with investing in our Common Stock and participating in the exchange offer and about our use of forward-looking statements relating to our business and the importance of not placing undue reliance upon those statements. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Original Offer to Exchange. The Original Offer to Exchange also describes the terms and conditions of the exchange offer and the terms of the Exchange Securities and our Common Stock.

The exchange offer is being made on the terms and subject to the conditions described in the Original Offer to Exchange as supplemented by this Supplement, together with the Letters of Transmittal accompanying the Original Offer to Exchange. Thus, except as it has been amended or superseded by this Supplement, the information in the Original Offer to Purchase continues to apply to the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our combined capitalization as of March 31, 2010 (i) on an actual basis and (ii) on an as-adjusted basis after giving effect to the following:

•

our recently completed separate offering for cash, in which we issued 25.9 million shares of Common Stock at an initial price to the public of $7.10 per share, representing $174.4 million in net proceeds after deducting the underwriting discount and paying estimated offering expenses, and

•

the exchange offer, as if all outstanding Exchange Securities were tendered and accepted in the offer (in the aggregate, reflects the issuance of 34.0 million shares of Common Stock, the payment of $165.2 million of cash premium and the payment of estimated offering expenses of $1.8 million, but excludes payments for accrued dividends and interest and fractional shares).

The as-adjusted information assumes that the relevant transactions were consummated on March 31, 2010 and reflects the accounting effects of the exchange offer on the Company’s capitalization described under “The Exchange Offer – Accounting Treatment” (except for the payment of accrued dividends and interest totaling approximately $4.1 million).

	As of March 31, 2010
	Actual	As adjusted for separate offering for cash and exchange offer(1)
Cash and cash equivalents	$826,227	$833,722
Borrowings:
Short-term borrowings	142,867	142,867
Long-term borrowings	499,389	300,000

Total borrowings	642,256	442,867

Preferred Stock, $1.00 par value per share; 200.0 million authorized:
6% Cumulative Convertible Preferred Stock, Series A; 1.5 million issued and outstanding	96,167	96,167

9.75% Non-cumulative Convertible Preferred Stock, Series B; 1.5 million issued and outstanding	128,035

Equity
Common Stock, $1.00 per value per share; 1,000.0 million shares authorized, 121.7 million and 181.6 million shares issued and outstanding, respectively	121,699	181,586
Treasury stock	(219)	(219)
Receivable from shareholder	(29,779)	(29,779)
Additional paid-in capital	1,367,948	1,658,321
Accumulated other comprehensive loss (net of tax)	(5,752)	(5,752)
Accumulated deficit	(328,466)	(361,762)
Non-controlling interest	15,966	15,966

Total equity	1,141,397	1,458,361

Total capitalization	$2,007,855	$1,997,395

[1]	Additional paid-in capital and accumulated deficit are calculated using a per share price of $5.93, the closing price of the Common Stock on June 29, 2010.

SAMPLE CALCULATIONS OF SHARES OF

COMMON STOCK AND CASH PREMIUM TO BE DELIVERED

For purposes of illustration, the tables below indicate the total value of the Offer Consideration that would be payable in respect of each share of Series B Preferred Stock or $1,000 principal amount of Notes at the time the Offer Consideration is delivered (the “Delivery Time”), based on various hypothetical prices of the Common Stock at the Delivery Time. The tables below do not reflect the amounts payable in respect of accrued and unpaid interest or dividends that will be delivered in the exchange offer.

The actual value of the Offer Consideration at the Delivery Time will depend on the actual market price of the Common Stock and thus may differ from the hypothetical values shown in the tables below. Also, any value at the Delivery Time will not necessarily be indicative of the value of the Offer Consideration at any time in the future.

Series B Preferred Stock

Hypothetical Price of Common Stock at Delivery Time	Fixed Shares	Cash Premium	Total Value of Offer Consideration at Delivery Time Based on Hypothetical Price
$5.00	9.5694	$44.50	$92.35
$6.00	9.5694	$44.50	$101.92
$7.00	9.5694	$44.50	$111.49
$8.00	9.5694	$44.50	$121.06
$9.00	9.5694	$44.50	$130.62
$10.00	9.5694	$44.50	$140.19
$11.00	9.5694	$44.50	$149.76

Notes

Hypothetical Price of Common Stock at Delivery Time	Fixed Shares	Cash Premium	Total Value of Offer Consideration at Delivery Time Based on Hypothetical Price
$5.00	95.6938	$480.00	$958.47
$6.00	95.6938	$480.00	$1,054.16
$7.00	95.6938	$480.00	$1,149.86
$8.00	95.6938	$480.00	$1,245.55
$9.00	95.6938	$480.00	$1,341.24
$10.00	95.6938	$480.00	$1,436.94
$11.00	95.6938	$480.00	$1,532.63

Accounting Treatment

We will issue shares of Common Stock and pay a cash premium as consideration for the exchange of the Series B Preferred Stock. The excess of the fair value of the Offer Consideration exchanged over the fair value of the shares of Common Stock issuable pursuant to the original conversion terms, which we estimate to be approximately $66.8 million (assuming all of the outstanding shares of Series B Preferred Stock are tendered and accepted in the exchange), will be subtracted from net earnings applicable to MF Global Holdings Ltd. to arrive at net earnings applicable to common shareholders used in the calculation of earnings per share. Approximately $3.4 million of related fees to be incurred by us in connection with this exchange offer, including a cash payment for the accrued but unpaid dividends on the shares tendered (assuming all outstanding shares of Series B Preferred Stock are tendered and accepted) will be charged as a decrease to equity.

With respect to the Notes exchanged for the Offer Consideration, we will derecognize the net carrying amount of the exchanged Notes and recognize a loss which we estimate will be approximately $33.3 million on our consolidated statement of operations (assuming all of the outstanding Notes are tendered and accepted in the exchange) based on a per share price of $5.93, the closing price of the Common Stock on June 29, 2010. We will also recognize expenses of approximately $2.5 million related to cash interest payment due on the Notes at the time of the exchange and other fees to be incurred by us in connection with this exchange. Any remaining deferred tax liability relating to the Notes will increase equity.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

U.S. BANK NATIONAL ASSOCIATION

By Mail, Overnight Courier or by Hand or

by Facsimile Transmission (for Eligible Institutions only)

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107-1419

Attn: Specialized Finance Department

Phone: (800) 945-4689

Fax: (651) 495-8158

Any questions or requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Exchange and the letters of transmittal may be directed to the information agent. Requests for copies of the Incorporated Documents may also be directed to the information agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The Information Agent for the exchange offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll Free (866) 856-4733